Exhibit 99.1

NEWS RELEASE WESCO International, Inc. / Suite 700, 225 West Station Square Drive / Pittsburgh, PA 15219
WESCO International, Inc. Board of Directors Appoints John J. Engel Chairman of the Board Effective May 25, 2011
PITTSBURGH, March 10, 2011/PRNewswire/ — The Board of Directors of WESCO International, Inc. (NYSE: WCC), a leading provider of electrical, industrial and communications MRO and OEM products, construction materials, and advanced supply chain management and logistics services, announced today the appointment of John J. Engel as Chairman of the Board, effective May 25, 2011, in addition to his current role of President and Chief Executive Officer. The Board took this action after careful deliberation, and it marks the culmination of the succession plan announced by the Board in May 2009, in which Mr. Engel succeeded Roy W. Haley as Chief Executive Officer effective September 2009, and Mr. Haley continued to serve as Chairman until the completion of his current term as a member of the Board of Directors in May 2011. Mr. Engel will assume the responsibility of Chairman of the Board upon Mr. Haley’s retirement at the close of the annual meeting of WESCO’s stockholders on May 25, 2011.
Mr. William J. Vareschi, WESCO’s Presiding Director who serves as its lead independent Director, remarked, “On behalf of the WESCO Board, I would like to thank Roy Haley for his extraordinary contributions to the Company and its employees, customers, shareholders and suppliers over the last 17 years while establishing WESCO as a leader in the industry. John Engel’s outstanding leadership and commitment to excellence serve WESCO and its shareholders well going forward. We are pleased that our careful attention to talent management and succession planning has resulted in a smooth transition.”
Mr. Haley commented, “I have had the distinct privilege of being associated with WESCO, and I could not be more proud of our Company and the quality of our organization. John Engel joined WESCO almost seven years ago, and he has done an outstanding job positioning WESCO for continued growth and profitability over the long term. I am confident that the management team, under John’s leadership, will be highly successful.”
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WESCO International, Inc. (NYSE: WCC), a publicly traded Fortune 500 company headquartered in Pittsburgh, Pennsylvania, is a leading provider of electrical, industrial, and communications maintenance, repair and operating (“MRO”) and original equipment manufacturers (“OEM”) products, construction materials, and advanced supply chain management and logistics services. 2010 annual sales were approximately $5.1 billion. The Company employs approximately 6,800 people, maintains relationships with over 17,000 suppliers, and serves over 100,000 customers worldwide. Customers include industrial and commercial businesses, contractors, governmental agencies, institutions, telecommunications providers and utilities. WESCO operates seven fully automated distribution centers and over 400 full-service branches in North America and international markets, providing a local presence for customers and a global network to serve multi-location businesses and multi-national corporations.
The matters discussed herein may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. Certain of these risks are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as well as the Company’s other reports filed with the Securities and Exchange Commission.
Contact: Dan Brailer, Vice President, Treasurer, Investor Relations and Corporate Affairs
WESCO International, Inc. (412) 454-4220, Fax: (412) 222-7520